Exhibit 10.53

ADVANCE AUTO PARTS, INC.
PERFORMANCE-BASED RSUs AWARD AGREEMENT
(STOCK SETTLED)

Grant Date	Performance-based RSUs (at Target Level)	Vesting Date
September 7, 2016	2,525	September 7, 2019

THIS CERTIFIES THAT Advance Auto Parts, Inc. (the “Company”) has on the Grant Date specified above granted to
Robert B. Cushing
Performance-based Restricted Stock Units (the “Performance-based RSUs”) with respect to the number of shares of Advance Auto Parts, Inc. common stock, $.0001 par value per share (“Stock”), indicated above in the box labeled “Performance-based RSUs (at Target Level)” (the “Target Award”). The Performance-based RSUs subject to this Award Agreement shall vest in accordance with Section 1 and Section 2, and upon vesting shall be converted into shares of Stock, as provided in Section 1 and Section 2. This Award is subject to the terms and conditions set forth below and in the Advance Auto Parts, Inc. 2014 Long-Term Incentive Plan (the “Plan”). A copy of the Plan is available on the Company’s Intranet site or upon request. In the event of any conflict between the terms of the Plan and this Award Agreement, the terms of the Plan shall govern. Any capitalized terms not defined herein shall have the meaning set forth in the Plan.
* * * * *

1.	Vesting. Subject to the remaining provisions of this Award Agreement:
(a)Performance-based RSUs may vest in an amount up to the target level on the Vesting Date, subject to your continued employment or other association the Company until the Vesting Date, except as otherwise provided in Section 2. The precise number of Performance-based RSUs which may vest will be determined in accordance with the terms of this Award Agreement and are subject to certification by the Compensation Committee of the Company’s Board of Directors (the “Committee”) of the achievement of the performance goals. The achievement of the performance goals will be determined based on the Company’s Annual Enterprise Commercial Net Sales Growth (“AECNSG”) for each of the Company’s 2017 fiscal year (“Performance Period 1”) and the Company’s 2018 fiscal year (“Performance Period 2”) (each such fiscal year, a “Performance Period”), as compared with commercial sales growth for the overall automotive aftermarket industry (“Industry CSG”) as reported by the Auto Care Association or its successor organization, for the same or comparable time periods, according to the payout schedules described in Exhibit 1.
(b)The Company’s “Annual Enterprise Commercial Net Sales” shall be calculated using information as reported in the Company’s Form 10-K and in the Company’s internal financial statements. Annual Enterprise Commercial Net Sales shall be calculated by multiplying the Company’s consolidated “Net Sales” by “Total Commercial Sales, as a percent of Total Sales,” and reduced by the sum of the sales to independent customers, eService revenue, and miscellaneous warehouse sales, as reported in the Company’s internal financial statements. With respect to the calculation of Annual Enterprise Commercial Net Sales, the Committee shall make adjustments to exclude the impact of any material acquisition or material disposition, and/or discontinued operations, each as defined by generally accepted accounting principles and as identified in the Company’s financial statements, notes to the financial statements or management’s discussion and analysis, and any other unusual or non-recurring items as identified in the Company’s financial statements, notes to the financial statements, management’s discussion and analysis, or earnings releases.
(c)“Annual Enterprise Commercial Net Sales Growth” or AECNSG means the percentage increase on a fiscal year over immediately preceding fiscal year basis in Annual Enterprise Commercial Net Sales.
(d)The Target Award is the maximum number of Performance-based RSUs that you may receive under this Award Agreement.

2.	Duration.
(a)Except as provided in this Section 2, if, prior to vesting of the Performance-based RSUs pursuant to Section 1 or this Section 2, your employment or other association with the Company and its Affiliates ends for any reason (voluntary or involuntary), then your rights to Performance-based RSUs shall immediately and irrevocably forfeit.
(b)Change of Control.
(i)During Performance Period 1. Upon a Change of Control during Performance Period 1 while you are employed or associated with the Company and its Affiliates, the Committee will prorate the portion of the Target Award attributable to Performance Period 1 (as indicated on Exhibit 1) based on the percentage of Performance Period 1 you have worked. Your right to any remaining Performance-based RSUs shall immediately and irrevocably forfeit.
(ii)During Performance Period 2. Upon a Change of Control during Performance Period 2 while you are employed or associated with the Company and its Affiliates, the Committee will:
(x)    calculate the portion of the Target Award attributable to Performance Period 1 (as indicated on Exhibit 1) that was earned based on the achievement of the performance goals for Performance Period 1 according to the schedule in Exhibit 1, and
(y)    prorate the portion of the Target Award attributable to Performance Period 2 (as indicated on Exhibit 1) based on the percentage of Performance Period 2 you have worked.
Your right to any remaining Performance-based RSUs shall immediately and irrevocably forfeit.
(iii)After Performance Period 2. Upon a Change of Control that occurs after the completion of Performance Period 2 but prior to the Vesting Date while you are employed or associated with the Company and its Affiliates, the Committee will determine the number of shares that were earned based on the achievement of the performance goals for the completed Performance Periods according to the schedule in Exhibit 1. Your right to the remaining Performance-based RSUs shall immediately and irrevocably forfeit.
(iv)The number of earned Performance-based RSUs as determined by the Committee pursuant to subsections (i), (ii) or (iii) of this Section 2(b) will continue to vest, subject to your continued employment or other association with the Company and its Affiliates through the Vesting Date. Vesting of such Performance-based RSUs as determined pursuant to this Section 2(b) will accelerate:
(x)     if the successor organization or one of its affiliates does not assume, convert, or replace this Award, then upon the occurrence of a Change of Control while you are employed or associated with the Company and its Affiliates; or
(y)     if the successor organization or one of its affiliates assumes, converts or replaces this Award and the successor organization or one of its affiliates terminates your employment or other association other than for Due Cause or you terminate your employment or other association for Good Reason, as those terms are defined in the written employment agreement by and between you and the Company as in effect on the Grant Date (your “Employment Agreement”) within 24 months following the Change of Control, then upon termination of your employment or other association with the successor organization or one of its affiliates.
(c)If your employment or other association with the Company and its Affiliates is terminated after the completion of Performance Period 1 or Performance Period 2 and, in either case, prior to the Vesting Date on account of your Disability, death, or by the Company for any reason other than for Due Cause, or by you for Good Reason, as those terms are defined in your Employment Agreement, then your Performance-based RSUs will vest on the Vesting Date, in an amount based on the achievement of the performance goals for any entirely-completed Performance Period(s). There will be no vesting of Performance-based RSUs for any Performance Period for which you were not employed or otherwise associated with the Company and its Affiliates during the entirety of the applicable Performance Period.
(d)If the termination of your employment or other association with the Company and its Affiliates is voluntary without Good Reason, as defined in your Employment Agreement, or involuntary by the Company for Due Cause, as defined in your Employment Agreement, then all of your Performance-based RSUs, shall forfeit on the date your employment or other association ends.
(e)If within four (4) months following the Grant Date you are determined to have unacceptable job performance based upon your performance evaluation for the fiscal year in which this Award was granted, then the Company’s Chief Executive Officer and Senior Vice President who is responsible for Rewards may cancel this Award in its entirety.

(f)Notwithstanding any contrary provision of this Award Agreement, the Company may cancel this Award at any time on ninety (90) days prior notice to you in response to actions taken by you that could be considered detrimental to the Company or any of its Affiliates. Whether any of your actions could be considered detrimental will be determined by the Committee in its sole discretion.

3.
Transfer of Award. Until the Performance-based RSUs vest pursuant to Section 1 or Section 2, the Performance-based RSUs may not be sold, assigned, transferred, pledged, hypothecated or otherwise disposed of or encumbered. No attempt to transfer unvested Performance-based RSUs, whether voluntary or involuntary, by operation of law or otherwise, shall vest the transferee with any interest or right in or with respect to the shares. Notwithstanding the foregoing, you may, in the manner established by the Committee, designate a beneficiary or beneficiaries to exercise your rights to receive any property distributable with respect to the Performance-based RSUs upon your death.

4.
No Rights as a Stockholder. You shall have no rights of a shareholder of the Stock on and after the Grant Date and until the date on which the Performance-based RSUs vest and are converted to shares in accordance with Section 1 or Section 2.

5.
Issuing shares. Subject to certification by the Committee and payment of the applicable withholding taxes pursuant to Section 7, the Company shall cause the shares of Stock to be issued in book-entry form, registered in your name, within sixty (60) days following the date on which any of the Performance-based RSUs vest pursuant to Section 1 or Section 2.

6.
Notices. Except as otherwise provided herein, all notices, requests, demands, and other communications under this Award Agreement shall be in writing, and if by telecopy, shall be deemed to have been validly served, given, or delivered when sent, or if by personal delivery or messenger or courier service, shall be deemed to have been validly served, given, or delivered upon actual delivery (but in no event may notice be given by deposit in the United States mail), at the following addresses and facsimile numbers (or such other address(es) and facsimile numbers a party may designate for itself by like notice):

(a)If to the Company: Advance Auto Parts, Inc. located at 5008 Airport Road, Roanoke, Virginia, 24012, Attention: General Counsel or by telecopy at (540) 561-1448;
With copy to: Advance Auto Parts, Inc. located at 5008 Airport Road, Roanoke, Virginia, 24012, Attention: Vice President, Rewards and HR Services or by telecopy at (540) 561-6998;
(b)If to you, the Participant, to your home address on record with the Company or your business address at the Company.

7.	Income Tax Matters.
(a)The Company makes no representation or warranty as to the tax treatment of your receipt or vesting of the Performance-based RSUs or upon your sale or other disposition of the shares received following vesting of your Performance-based RSUs. You should rely on your own tax advisors for such advice. The Company may take such action as it deems appropriate to ensure that all applicable federal or state payroll, withholding, income or other taxes (which are your sole and absolute responsibility) are withheld or collected from you at the time of vesting to comply with all applicable federal or state income tax laws or regulations. The Company will inform you of alternative methods to settle any applicable taxes due prior to the first vesting date of your Award.
(b)For the purpose of determining when shares otherwise issuable on account of your termination of employment or other association with Company will be issued, “termination of employment” or words of similar import, as used in this Award Agreement, shall mean the date as of which the Company and you reasonably anticipate that no further services will be performed by you, and shall be construed as the date that you first incur a “separation from service” for purposes of Section 409A of the Code on or following termination of employment or other association with the Company. Furthermore, if you are a “specified employee” of a public company as determined pursuant to Section 409A of the Code as of your termination of employment or other association with the Company, then any shares otherwise issuable on account of your termination of employment or other association with the Company that constitute deferred compensation within the meaning of Section 409A of the Code and that are otherwise payable during the first six months following your termination of employment or other association with the Company shall be issued to you on the earlier of (1) the date of your death and (2) the first business day of the seventh calendar month immediately following the month in which your termination of employment or other association with the Company occurs.

8.	Miscellaneous.
(a)This Award is made under the provisions of the Plan and shall be interpreted in a manner consistent with the Plan. To the extent that any provision in this Award Agreement is inconsistent with the Plan, the provisions of the Plan shall control. The interpretation of the Committee of any provision of the Plan, the Performance-based RSUs or this Award, and any determination with respect thereto or hereto by the Committee, shall be binding on all parties.
(b)Nothing contained in this Award Agreement shall confer, intends to confer or imply any rights to an employment relationship or rights to a continued employment relationship with the Company or any Affiliate in your favor or limit the ability of the Company or an Affiliate, as the case may be, to terminate, with or without cause, in its sole and absolute discretion, your employment relationship with the Company or such Affiliate, subject to the terms of any written employment agreement to which you are a party.
(c)Neither the Plan nor this Award shall create or be construed to create a trust or separate fund of any kind or a fiduciary relationship between the Company or any Affiliate and you or any other person. To the extent that any person acquires a right to receive payments from the Company or any Affiliate pursuant to an Award, such right shall be no greater than the right of any unsecured creditor of the Company or any Affiliate.
(d)The Company shall not be required to deliver any shares of Stock until the requirements of any federal or state securities laws, rules or regulations or other laws or rules (including the rules of any securities exchange) as may be determined by the Company to be applicable are satisfied.
(e)An original record of this Award and all the terms hereof, executed by the Company, is held on file by the Company. To the extent there is any conflict between the terms contained in this Award Agreement and the terms contained in the original held by the Company, the terms of the original held by the Company shall control.
(f)If any provision in this Award Agreement is determined to be invalid, void or unenforceable by the decision of any court of competent jurisdiction, which determination is not appealed or appealable for any reason whatsoever, the provision in question shall not be deemed to affect or impair the validity or enforceability of any other provision of this Award Agreement and such invalid or unenforceable provision or portion thereof shall be severed from the remainder of this Award Agreement.
(g)This Award is intended to be consistent with your Employment Agreement as in effect on the date first written above. However, to the extent that any provision of this Award Agreement is inconsistent with the terms of your Employment Agreement as in effect on the date first written above, the provisions of this Award Agreement shall control with respect to this Award.
In Witness Whereof, this Award Agreement has been executed by the Company as of the date first above written.
ADVANCE AUTO PARTS, INC.
By: _____________________
Natalie Schechtman
Senior Vice President, Human Resources
Accepted and agreed, including specifically but without limitation as to the treatment of this Award in accordance with the terms of the Plan and this Award notwithstanding any terms of an Employment/ Loyalty Agreement between the Company and the undersigned to the contrary:
By: ________________________                _________________________
Electronic Signature                Acceptance Date